Investors/Analysts: Julie Prozeller

Financial Dynamics

Tel: 212-850-5608

Media: Shelley Whiddon

Alliance Data

Tel: 972-348-4310

NEWS RELEASE

ALLIANCE DATA FILES NOTICE OF VOLUNTARY
DISMISSAL OF LAWSUIT

Dallas, Texas, February 8, 2008 — Alliance Data Systems Corporation (NYSE: ADS) today announced that it has presently dismissed without prejudice its lawsuit against Aladdin Solutions, Inc. (f/k/a Aladdin Holdco, Inc.) and Aladdin Merger Sub, Inc. (together, “Blackstone”) in connection with the May 17, 2007 agreement providing for the acquisition of Alliance Data by affiliates of The Blackstone Group.

On January 25, 2008, Aladdin Solutions, Inc. informed Alliance Data that it did not anticipate the condition to closing the merger relating to obtaining approvals from the Office of the Comptroller of the Currency (OCC) would be satisfied.

Blackstone’s notice, received by the Company after market close on Friday, Jan. 25th, stated that the OCC is “demanding that extraordinary measures be taken by ADS, Holdco and various Blackstone entities in connection with the Change in Control Notice” that “represent operational and financial burdens on ADS, Holdco and Blackstone that cannot be reasonably assumed.”

In subsequent communications from Blackstone’s representatives, Blackstone stated that it was unwilling to satisfy the requirements specified in the OCC letter. Blackstone also expressed its belief that alternative solutions that would be acceptable to Blackstone would not satisfy the OCC, and therefore that further negotiations with the OCC would be futile.

In light of the notice from and subsequent communication with Blackstone, and to protect the interests of the Company and its stockholders, on January 30, 2008, Alliance Data filed suit against Aladdin Solutions, Inc. and Aladdin Merger Sub, Inc. seeking specific performance of their respective obligations under the merger agreement.

Since the filing of the lawsuit, Blackstone has in its court filings, correspondence with federal regulators and public statements said that it is committed to working toward the closing of its acquisition of the Company, including working with Alliance Data on proposals directed to resolving regulatory issues. In light of Blackstone’s confirmation of its commitment to work to consummate the merger, the Company has at this time withdrawn its lawsuit without prejudice.  Alliance Data has identified various potential solutions to OCC-related issues that Blackstone has said are impediments to completing the merger, and the Company looks forward to working together with Blackstone to effect an acceptable solution to these issues. There can be no assurance, however, that an acceptable solution will be obtained or that the merger will be completed.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the Company, visit its website, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the proposed merger, including the risk that conditions to closing, including the condition relating to OCC approval, may not be satisfied and that the proposed merger may not be consummated, as well as risks and uncertainties arising from actions that the respective parties to the merger agreement may take in response to the developments discussed in this release. The Company cannot provide any assurance that the conditions to closing the transactions will be satisfied or that the proposed merger will be completed. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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